UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Canyon Gold Corp.
(Exact name of registrant as specified in its charter)

Delaware	Not Applicable
(State or incorporation or organization)	(I.R.S. Employer Identification Number)

7810 Marchwood Place, Vancouver BC, Canada, V5S 4A6
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:  333-177903
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Common Stock

As per our Form S-1 registration statement under the Securities Act of 1933, declared effective by the Securities and Exchange Commission on November 5, 2012, we are registering under the Securities Exchange Act of 1934 our common stock.  Our authorized common stock consists of 200,000,000 shares, par value $.0001 per share, of which 28,116,702 shares are issued and outstanding.  Our common stock is presently quoted on the OTC Pink Market under the symbol “CGCC”.

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation or bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Preferred Stock [Not registered]

We also have authorized 20,000,000 shares of preferred stock, par value $.0001 per share, of which 1,100,000 shares are issued and outstanding. We are not registering the preferred stock under the Securities Exchange Act of 1934.

Designation of Preferred Stock:

We have issued and outstanding 600,000 shares of Series “A” preferred shares.  Each preferred Series “A” share is convertible into 10 common voting shares of the company’s common stock.  Series A shares shall have 100 votes per share, without any limitations or restrictions.

We have issued and outstanding 500,000 shares of Series “B” preferred shares. Each preferred, Series “B” share is convertible into 10 common voting shares of the company’s common stock. Series “B” shares shall have no voting rights whatsoever.

Item 2.	Exhibits.

The following exhibits have been included in the Form S-1 Registration Statement previously filed with the Securities and Exchange Commission and are hereby incorporated by reference as indicated below.

Exhibit No.	Exhibit Description

2.1(2)	Agreement for Acquisition of Long Canyon Gold Resources Corp.
3.1(2)	Articles of Incorporation and amendments thereto
3.2(1)	Bylaws
4.1(2)	Instrument defining security holder rights
5.1(6)	Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered
10.1(1)
Agreement between Development Resources LLC (DRLLC) and Ferguson Holdings Ltd. (now known as Long Canyon Gold Resources Corp.) – This agreement is the attachment referred to in the agreement included as Exhibit 10.2

10.2(1)	Agreement between Ferguson Holdings Ltd. (now known as Long Canyon Gold Resources Corp.) and August Energy Corp. (now known as Canyon Gold Corp.)
10.3(2)	Option Agreement between EMAC Handels AG and Long Canyon Gold Resources Corp.
10.4(3)	Extension Agreement to Option Agreement
10.5(4)	Service Agreement with Delbert G. Blewett
10.6(4)	Administration Agreement with EMAC Handels AG
10.7(4)	Settlement Agreement with EMAC Handels AG
10.8(4)	Service Agreement with Harold Schneider
21.1(1)	Subsidiaries
23.1(6)	Consent of HJ & Associates, L.L.C., Certified Public Accountants and Consultants
23.2(6)	Consent of Leonard E. Neilson, Attorney at Law (Included as part of Exhibit 5.1)
23.3(5)	Consent of Alex Burton, Professional Engineer and Registered Professional Geologist
23.4(5)	Letter from Alex Burton regarding completion of preliminary report and final geology report
23.5(5)	Consent of Development Resources LLC

________________
(1)	Filed as exhibit to Form S-1 filed on November 10, 2011.
(2)	Filed as exhibit to Amendment No. 1 to Form S-1 filed on March 12, 2012.
(3)	Filed as exhibit to Amendment No. 2 to Form S-1 filed on April 23, 2012.
(4)	Filed as exhibit to Amendment No. 4 to Form S-1 filed on August 17, 2012.
(5)	Filed as exhibit to Amendment No. 6 to Form S-1 filed on October 5, 2012.
(6)	Filed as exhibit to Amendment No. 7 to Form S-1 filed on October 19, 2012.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Canyon Gold Corp.

Date: November 13, 2012	By:	/S/ Delbert G. Blewett
Delbert G. Blewett
President and Chief Executive Officer